UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2010

Irvine Sensors Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-08402	33-0280334
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 549-8211

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 10, 2010, Irvine Sensors Corporation (the “Company”) entered into a Teaming Agreement (the “Agreement”) with Optics 1, Inc. (“Optics 1”) to pursue opportunities in the clip-on thermal imaging (“COTI”) market. Under the Agreement, the Company and Optics 1 will jointly fulfill any orders for COTI products received by either party, with one of the parties acting as a prime contractor and the other acting as a supplier to the prime contractor on a case-by-case basis. The Company and Optics 1 have agreed to negotiate in good faith and agree upon all terms relating to product pricing for products falling within the scope of the Agreement and shall agree upon which components and services each party shall be responsible for supplying and delivering to the other. The Agreement also provides that the teaming relationship will be exclusive, in which the Company and Optics 1 shall not provide COTI-related proposal support or services or access to any COTI-related proprietary information or hardware to any third party, without the prior written consent of the other party or as may be required by any government. Under the Agreement, the Company and Optics 1 will share beneficial ownership of COTI-related intellectual property previously developed by either party or developed during the term of the Agreement. The Agreement will terminate on the earliest of any of the following; (a) by mutual agreement of the Company and Optics 1; (b) the occurrence of any event that may be reasonably deemed to be a default of a material obligation under the Agreement or a material breach thereof; or (c) no COTI contract or proposal efforts have occurred for a period of two years.

Neither party may assign or transfer to any third party any interest under the Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld, so long as such assignment does not materially affect the nature and the scope of the rights and benefits due the non-assigning party under the terms of the Agreement; provided, however, that each party shall have the right to assign the Agreement to any third party or entity which, by way of merger, or consolidation, or the acquisition of a substantial portion of the business or assets of the assigning party relating to the subject matter of the Agreement, succeeds to the interests in the scope of the Agreement of the assigning party. Either party may transfer its rights and obligations under the Agreement to the other party in writing with mutually agreed terms and conditions in a separate written agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

Irvine Sensors Corporation (the “Company”) issued 650,000 shares of common stock to an accredited institutional investor upon such investor’s conversion on March 11, 2010 of $260,000 of the stated value of the Series A-1 10% Cumulative Convertible Preferred Stock of the Company. As a result of this issuance, 15,875,316 shares of the Company’s common stock were issued and outstanding as of March 11, 2010.

The above-described sale has been determined to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering, in which the investor is accredited and has acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRVINE SENSORS CORPORATION
(Registrant)

Dated: March 16, 2010	/s/ JOHN J. STUART, JR.

John J. Stuart, Jr. Senior Vice President and Chief Financial Officer